Exhibit 99.2

One Horizon Group Signs Cooperation Agreement with China’s Largest Logistics Company to Trial Aishuo

YTO Express Signs VoIP Cooperation Agreement to Start Trial of the Aishuo Mobile VoIP Platform

LIMERICK, IRELAND--(August 20, 2015) - One Horizon Group, Inc. (NASDAQ: OHGI) ("One Horizon", "We" or the "Company"), which operates its own Chinese retail VoIP service, branded Aishuo, and develops and licenses a bandwidth efficient mobile voice over Internet Protocol ("VoIP") platform for smartphones, announced today that it has signed a cooperation agreement with YTO Express to commence a trial of the Aishuo VoIP platform in Jiangsu province. YTO Express is one of the largest logistics business in China offering the most comprehensive logistics coverage in China after China Post, operating in the same core business as FedEx, DHL and UPS.  YTO Express manages 8 logistics compounds, operates 72 transfer centers and over 12,500 pick-up points, and has over 180,000 employees servicing more than 2,300 cities in China.

One Horizon Group looks to further expand and diversify its subscriber base through the delivery of a White-Labeled Aishuo solution to the YTO Express workforce.  Aishuo’s optimized Voice over IP technology was selected from a shortlist of platforms because it’s unique low bandwidth usage coupled with high voice quality makes it an ideal solution for smaller capacity and heavily congested Internet connections such as those found on 2G, 3G and 4G throughout mainland China.

The logistics sector in China is expanding at a very significant pace. Logistics services require numerous voice calls among drivers, dispatchers and customers to co-ordinate deliveries and handle enquiries.  By using the Aishuo platform, YTO Express’ communication costs can be significantly reduced, while the performance of its core business can be optimized by leveraging ultra-modern smartphone technology.

One Horizon Group CEO Brian Collins noted, “We were delighted to be able to enter a fully-branded trial of our VoIP solution with one of the largest logistics company here in China and we were confident that our cooperation with YTO Express in the coming years will be a significant revenue driver for One Horizon.  Enabling the despatchers and drivers to call the end-customer at a lower cost improves margins for YTO Express and is a real win-win solution for both of our companies”.

Mr. Xiaoping Zhang, Divisional CEO of YTO Express Jiangsu Division #3 said, “Managing costs in the logistics business is key to our growth and profitability.  By using a reliable Voice over IP solution, we expect to greatly reduce our communication costs while still maintaining quality.  We look forward to working with the Aishuo platform to deliver VoIP along with technological innovations to our customers and staff”.

Downloads of the Aishuo retail App have already surpassed 7 million across the 20 Chinese Android App stores including Baidu, Tencent, 360.CN and Xiaomi. The Aishuo rollout to Chinese smartphone users commenced in late February 2015 and the Company is seeking to acquire 15 million new subscribers over a two-year period with a view to leverage this significant user base to achieve industry average revenues per user (ARPU) for similar social media, mobile advertising and mobile VoIP apps.

Aishuo is available as a FREE download in over 25 App stores including Apple’s iTunes, Baidu's 91.com and Baidu.com, the Tencent App store MyApp.com, 360 Qihoo store 360.cn and Xiaomi on mi.com.

About One Horizon Group, Inc.

One Horizon Group Inc.'s business is to optimize communications over the Internet through its wholly owned subsidiary, Horizon Globex GmbH, Zug, which develops and markets one of the world's most bandwidth-efficient mobile voice over Internet Protocol (VoIP) platforms for smartphones, and also offers a range of other optimized data Applications including messaging and mobile advertising. The company controls and operates the Aishuo mobile VoIP service in China. Horizon Globex GmbH is an ISO 9001 and ISO 20000-1 certified company. The Company has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore and Hong Kong. For more information on the Company, its products and services, please visit http://www.onehorizongroup.com.

About YTO Express

Established in 2000, YTO Express has become the top service provider in the logistics sector, offering the most comprehensive coverage in China after China Post. With an outstanding portfolio of long term clients, YTO Express manages 8 logistics compounds nationwide and operates 72 transfer centers and over 12,500 pick-up points. It has over 180,000 employees servicing more than 2,300 cities in China.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact:

Ted Haberfield
MZ Group | President – MZ North America
Direct:  760-755-2716
Mobile: 858-204-5055
thaberfield@mzgroup.us
www.mzgroup.us